                                                                      EXHIBIT 99

WILSHIRE REAL ESTATE INVESTMENT TRUST INC.
PRO FORMA FINANCIAL INFORMATION - NARRATIVE FORMAT

     The following unaudited pro forma financial information of Wilshire Real Estate Investment Trust Inc. ("WREIT" or the "Company") gives effect to acquisition of the mortgage loan pool purchased from Salomon Smith Barney Inc., as if the transactions occurred as of January 1, 1997 with respect to the unaudited pro forma operating information and as of June 30, 1998 with respect to the unaudited pro forma financial condition information.

     The unaudited pro forma financial information is not necessarily indicative of the results that might have been achieved by WREIT if the significant asset acquisitions had been consummated as of the indicated dates. The unaudited pro forma financial information should be read in conjunction with the historical consolidated financial statements of WREIT, together with the related notes thereto, which were filed August 14, 1998 on Form 10-Q for the period ended June 30, 1998.

                      -----------------------------------

     On September 29, 1998, the Company purchased a pool of approximately 3,766 one-to-four family fully amortizing mortgage loans secured by first liens for approximately $421.8 million plus closing costs from Salomon Smith Barney Inc. who acquired the mortgage loans directly or indirectly from various originators. The purchase was financed by securitizing these loans through its wholly owned subsidiary, Wilshire REIT Trust Series 1998-1. The $374.2 million of investment-grade, publicly offered securities were tranched into four classes and were underwritten by Salomon Smith Barney Inc.

     The pro forma effect of this transaction on the June 30, 1998 consolidated statement of financial condition would have resulted in increase in total assets from $441.9 million to $850.7 million and an increase in total liabilities from $281.8 million to $690.1 million. The increase in total assets of $408.1 is a result of the acquisition of loans as described above. Liabilities and Stokholders' Equity increased by $408.1 million due to a bond payable created as a result of the securitization of $374.2 million, short-term financing of $34.2 million and by the pro forma effect of adjusting retained earnings by $0.4 million for the acquisition of these assets.

     Additionally, the pro forma effect of this acquisition to the consolidated statements of operations for the year ended December 31, 1997 and six months ended June 30, 1998 would be as follows:


* Increase/(decrease) in net interest income by $0.8 million and $(0.2) million for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

* Increase in management fee expenses by $0.2 million and $0.1 million for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

* Increase in net income for the year ended December 31, 1997 by $0.7 million. Basic and diluted earnings per share would have increased by $0.06.

* Decrease in net income for the six months ended June 30, 1998 by $0.3 million. Basic and diluted earnings per share would have decreased by $0.02.

     Pro forma interest income and interest expense are based on estimated cash flows. The cash flow assumptions considered other factors such as mortgage prepayments, default rates, timing of proceeds from foreclosure and other modeling factors.

     The loans are backed by $94.3 million fixed rate and $286.6 million adjustable rate residential mortgage loans. The weighted average coupon on the mortgage loans is approximately 10.23%. The weighted average remaining term to stated maturity for the mortgage pool is approximately 29 years.

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All of the statements contained in this report which are not identified as historical should be considered forward- looking. In connection with certain forward-looking statements contained in this report and those that may be made in the future by or on behalf of the Company which are identified as forward-looking, the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements. Such factors include but are not limited to, the real estate market, the availability of real estate assets at acceptable prices, the availability of financing, interest rates, and European expansion. Accordingly, there can be no assurance that the forward-looking statements contained in this report will be realized or that actual results will not be significantly higher or lower. The forward-looking statements have not been audited by, examined by, or subjected to agreed-upon procedures by independent accountants, and no third party has independently verified or reviewed such statements. Readers of this report should consider these facts in evaluating the information contained herein. The inclusion of the forward-looking statements contained in this report should not be regarded as a representation by the Company or any other person that the forward-looking statements contained in this report will be achieved. In light of the foregoing, readers of this report are cautioned not to place undue reliance on the forward-looking statements contained herein.